Media:	Investor Relations:
Eric Miscoll	David K. Waldman
TXP Corporation	Crescendo Communications
(214) 575-9300	(212) 671-1020 x101

FOR IMMEDIATE RELEASE

TXP Appoints Senior Foxconn Executive to Board of Directors

RICHARDSON, TEXAS - December 20, 2006 - TXP Corporation (OTCBB: TXPO), a global provider of Pre-Manufacturing Services for the electronics and telecommunications industries, today announced that Mr. Theodore Dubbs has been appointed to the company’s Board of Directors, increasing the number of board members to four.

Since 1997, Mr. Dubbs, age 45, has served at Foxconn Electronics, Inc. as Vice President of Business Development and as Vice President of Sales driving Foxconn’s business penetration in the communications and networking sectors. Mr. Dubbs led the strategic effort to bring up several new businesses in Foxconn such as Networking Enclosure Technology Business Unit, Backplane Products Group, Optical Integration Business Unit and the Network Communications Systems Business Group related to design, manufacturing, and fulfillment of customer products. Prior to 1997, Mr. Dubbs also held senior positions, including regional management, marketing management, and product management roles with companies such as Tyco Electronics, ITT Corporation, and FCI.

Michael C. Shores, President and Chief Executive Officer of TXP, commented, “We are excited to have an executive of Ted’s caliber join our board of directors, as he brings more than 20 years of senior experience within the electronics and telecommunications sectors. While at Foxconn, Ted was instrumental in leading the company’s business development strategy for key original equipment manufacturers, eventually growing the segment to over $4 billion in revenue. We believe that he brings exceptional marketing and business development expertise, as well as strong industry contacts, which will be instrumental as we attempt to accelerate the deployment of our ONT technology.”

Mr. Dubbs stated, “I look forward to helping TXP grow and prosper as a member of its board. I believe that the iPhotonics division’s ONT technology is positioned to benefit from the massive expenditures planned by the carriers as they role out new “fiber-to-the-home” and “triple-play” services that bring voice, video and data to the home at much faster speeds than traditional networks.”

About TXP

TXP, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The company excels in both design and supply chain solutions services for new product development which include prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain management as well as the transfer of product into production. TXP's core technology focus is on complex printed circuit board assemblies, photonics, optoelectronics, and advanced packaging solutions, while forging profitable business opportunities with well-positioned high speed, digital, analog, and RF technologies and industries that require complementary service requirements. By working closely with its customers and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, TXP-Retrofit Solutions, and iPhotonics. For more information visit: www.iphotonics.com.

Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

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